Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(3)

(Form Type)

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share(1)	457	(c)	1,053,318	(1)(2)	$25.94	(3)	$27,323,068.92	(3)	0.0001102	$3,011.01
Fees Previously Paid	—	—	—		—		—		—			—
	Total Offering Amounts								$27,323,068.92			$3,011.01
	Total Fees Previously Paid											—
	Total Fee Offsets											$—
	Net Fee Due											$3,011.01

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock offered hereby shall also be deemed to cover such additional shares as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments.

(2) Includes up to 1,053,318 shares of Common Stock issuable in exchange for non-managing membership interests of HCPI/Utah, LLC, tendered for redemption by one or more of such unit holders pursuant to their contractual rights.

(3) Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Unit is based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the New York Stock Exchange on February 15, 2023.